Exhibit 99.1

Event ID:   3649168
Culture:   en-US
Event Name: Q3 2011 Modine Manufacturing Company Earnings Conference Call
Event Date: 2011-02-01T16:30:00 UTC

P: Operator;;
P: David Leiker;Robert W. Baird;Analyst
P: Walt Liptak;Barrington ;Analyst
C: Tom Burke;Modine Manufacturing Company;President, CEO
C: Mick Lucareli;Modine Manufacturing Company;VP Finance, CFO, Treasurer
C: Bob Kampstra;Modine Manufacturing Company;VP Investor Relations, Corporate Controller
P: Greg Williams;JPMorgan;Analyst

+++ presentation
Operator: Good day ladies and gentlemen, and welcome to the Q3 2011 Modine Manufacturing Company earnings conference call. My name is Michael, and I will be your coordinator for today.

 At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today's conference. (Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I will now turn the presentation over to your host for today's conference, Mr. Bob Kampstra, Vice President Investor Relations and Corporate Controller. You may proceed.

Bob Kampstra: Thank you for joining us today for Modine's third-quarter fiscal 2011 earnings call. With me today, are Modine's President and CEO, Tom Burke, as well as Mick Lucareli, our Vice President, Finance, Chief Financial Officer and Treasurer.

 We will be using slides with today's presentation. Those slides are available through both the webcast link as well as a PDF file posted on the Investor Relations section of our Company website, modine.com.

 Also, should you need to exit the call prior to its conclusion, a replay will be available through our website beginning approximately 2 hours after the call concludes. On page 2, is an outline for today's call. Tom and Mick will provide comments on our third-quarter results. At the end of the call, there will be a question-and-answer session.

 On page 3, is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements, as outlined in today's earnings release as well as in our Company's filings with the Securities and Exchange Commission. With that, it is my pleasure to turn the call over to Tom Burke. Tom?

Tom Burke: Thanks, Bob, and good morning, everyone. Starting on Page 4, I'm pleased to announce that we delivered a solid quarter, with the results coming higher than expectation. We generated strong sales and delivered an earnings per share of $0.12. Mick will walk you through the financial details in just a minute.

 As stated, our 2013 return on average capital employed commitment of 11% and 12% is on track. The strategic focus to rebuild our Company through our four-point plan framework is working.

 We have built a stronger product portfolio and strengthened our technology pipeline over the past two years, as we navigated our way through the economic crisis. We have strengthened strategic relationships with our targeted customers in our served markets. In addition, we have worked to position our Company with a more efficient fixed cost structure. The result is a new Modine. A Modine that is leaner, more competitively focused on our targeted markets, and with a market-leading product offering.

 Next, I'd like to spend a few minutes providing an update on each of our business segments. Our North and South America businesses performed solidly during the quarter, as the end markets in these regions continued their recovery. The manufacturing footprint is largely stable at this point, with one previously announced facility remaining to close in North America within the next year. These regions are in the midst of numerous program launch activities, which they have been managing well. And I'm very confident this will continue in the future.

 Our European segment is also progressing through a significant number of major program launches as they transform their business toward the commercial vehicle market and away from the automotive module business. The challenges of this major transformation are resulting in some inefficiencies. I recently returned from visit to Europe, and I'm pleased with the progress our team is making in this transition. Additionally, as Europe continues to realign its business, we are fully prepared to manage resulting excess capacity in Western Europe.

 Our Asia segment continues to grow quickly, with many launches now underway in both China and India as we aggressively pursue business in the commercial truck and off-highway markets. I am encouraged by the gross margin improvement in this region during the quarter, and expect to see continued profitability improvements as this region quickly matures. The Commercial Products Group segment is our most profitable business, and we are pursuing many growth initiatives to expand the business.

 I am particularly excited about the newest offering that we announced earlier this week at the ASHRAE Show in Las Vegas. The Package Rooftop product line is a fully-integrated heating, cooling, and ventilation system that was designed and developed in-house. This product will fill a critical gap in our product line. This new offering is being well received by our strong distribution network, and offers our customers with a high-efficiency state-of-the-art product.

 Turning to Page 5, I wanted to spend a minute talking about our current mix of business across our segments, and share with you how this mix will be changing over time as we continue to execute our strategic plan. The pie charts on the left show our current sales by end-market and by segment. The table on the right shows our mix of end-market sales within each segment. I'd like to walk through highlights of each segment in the table on the right.

 Starting with North America, you can see in the green part of the bar that the commercial vehicle market makes up the most sizable portion of this segment, at 18% of the Company. Our North America commercial vehicle business is split roughly even between heavy-duty and medium-duty trucks. Also in North America, you can see the blue box, which represents our current automotive business at 6% of the Company, which will be reducing further over the next couple of years.

 Our South America business serves the commercial vehicle and off-highway segments. They also have a very profitable after-market business. We expect our mix of business will stay fairly consistent in the near term.

 European segments still has a significant portion of its business in the automotive space, represented by the blue bar, at 24% of the Company. Over the next several years, this proportion will significantly drop, with our de-emphasis on automotive PC powertrain cooling modules, and with more concentrated focus towards the pursuit of the commercial truck and off-highway markets.

 As we continue working through this transition, lower-margin automotive module business will wind down and we will be replacing it with higher-margin business in our targeted markets. We are well on track to gain a significant share of the commercial truck market with our patented Origami heat-exchanger technology. This technology provides our customers with higher performance and strength, while using less material, helping them to meet the new regulatory requirements for improved emissions and fuel efficiency.

 Looking at our Asia segment, you will note that this segment is approximately 4% of our overall Company. This segment will become a larger portion of the total Company as we continue to aggressively launch new products and gain share in both China and India.

Finally, the Commercial Products group currently represents 13% of the overall Company. And it's important to note, as I mentioned earlier, that we are aggressively pursuing several growth initiatives to expand this very profitable business segment.  These include several organic product programs, such as continued expansion into the global micro channel coil market, new technology offerings in the high-efficiency chiller market, and the package rooftop ventilation product line I mentioned earlier. We are carefully evaluating inorganic opportunities as well.

Turning to Page 6, as indicated on the previous slide, our business is heavily dependent upon the strength of the heavy-duty truck, medium-duty truck, and off-highway markets.  As indicated on this slide, we continue to be encouraged by these end-market trends. We're expecting to see a strong year in calendar 2011 for our commercial vehicle markets, most notably within the Class 8 truck market in North America. And, to a lesser extent, within the European truck and bus market. In addition, the off-highway markets are expected to improve modestly in all regions in calendar 2011.

 Specifically focusing on South America, the Brazilian economy remains strong, and we anticipate continued strength in the end markets. However, this region emerged from the global recession ahead of most regions, resulting in more modest growth rates year over year.

 Within our Commercial Products segment we anticipate a flat, but stable, demand across the commercial HVAC market niches we serve.

 Finally I want to make a brief comment on the automotive markets. We have not provided any automotive market projections, as our volumes with North America and Europe are tied to select programs, typically with premium brands. Further, we'll begin to see a transition away from the automotive module business in calendar 2011, both in Europe and North America.

 I will now turn the call over to Mick for a more in-depth look at our third-quarter financials and updated outlook. Mick?

Mick Lucareli: Thanks, Tom, and good morning to everybody. Let's turn to slide 8, and I'll walk through the income statement first. Our sales increased by $57.6 million, or 19% in the quarter. The increase was driven primarily by strong growth rates within the commercial vehicle and off-highway markets in North America.

 Modine Asia also experienced significant growth in the quarter due to the ramp-up of numerous program launches. Our South American and European segments demonstrated more moderate revenue growth, while our Commercial Products segment was flat year over year. I will cover the segment results in just a few more slides.

 Gross profit increased by $9.4 million, or 20%, which was in line with our overall sales growth. Modine continues to benefit from higher volume and leverage of our existing fixed-cost structure. During the quarter, we did see some impact from rising copper, aluminum and steel prices. In addition, we continued to experience operating inefficiencies in Europe, as that segment emerges from the cyclical downtown and launches a significant number of new replacement programs. As anticipated, SG&A increased by $5.3 million, or 13%, but declined to 12.8% of sales.

 As discussed in previous quarters, the SG&A increase is due to a number of items. The first is the increased employee compensation expense, as we re-initiated salary increases this year after generally holding salaries flat during the recession. And we have invested in Asia and Commercial Products as part of our long-term growth plan. This year, we also have higher net engineering and development expenses, as we're absorbing more cost this year in preparation for the numerous program launches.

 And last, we have a higher pension expense as a result of the current interest rate environment, which has caused our pension liability to increase. We are continuing to manage SG&A aggressively and expect to see it deceasing as a percent of sales as we continue to recover from the recession. Operating income increased by 74%, to $9.9 million from $5.7 million in the prior year. Our interest expense was lower in the quarter, due primarily to the lower interest rate on our new long-term notes, as well as overall decrease in our net debt level.

 As a reminder, Other Income is primarily comprised of currency translation effects on inter-Company loans, which amounted to $600,000 in the quarter. Overall, we are pleased with this quarter's results. Earnings per share from continuing operations increased by $0.07 per share, to $0.12 per share.

 On slide 9, we have a comparison of Modine's pro forma results on a year-over-year basis. For bank covenant analytical purposes, we review these results adjusted for certain items that are excluded when we calculate our debt covenant ratios.

 This really allows us to adjust the reported results for nonrecurring costs so that we can look at trends on a more normalized basis. I am happy to say that for the third quarter, these adjustments are fairly minor and have minimal impact on our year-over-year trends.

 During the quarter, we incurred $600,000 of repositioning costs, which relate primarily to equipment transfers as part of our continued manufacturing realignment. We also mention in the press release, $1.2 million of cost related to impairments and restructuring. The majority was an addtional impairment of $1 million related to the last two properties in North America that are held for sale. We took an additional impairment in order to further adjust the estimated market value for these two properties.

 Lastly, there was a $600,000 loss in Other Income from the translation impact on our inter-Company loans, as I described on the previous slide. So on an apples-to-apples basis, Modine's pre-tax earnings increased tax earnings increased $4.5 million, to $9.9 million, from $5.4 million in the prior year. The next few rows on the table show the bridge from pre-tax earnings to EBITDA. As you can see, adjusted EBITDA increased $1.4 million from the prior year.

 In the press release we also noted two additional accounting adjustments in the quarter. The first was an additional $1.8 million environmental remediation charge for our South American operation relating to pre-acquisition operations. This charge was included in South America's SG&A. The second was a $2.2 million gain on the sale of our facility in Tubingen, Germany. This gain was included in Europe's SG&A. We have not included these adjustments in the table, but both items are booked as part of SG&A and net to only $400,000.

 Turning to slide 10, we have a summary of our segment results. We experienced particularly strong growth in North America and in Asia in our vehicular segments. In North America, we are continuing to benefit from a strong recovery in truck, Ag, and certain off-highway markets. As previously noted in our mixed slide on page five, about one-third of North America's business is tied to Ag and construction. And also, medium- and heavy-duty trucks are about evenly split in North America. Driven by a 23% increase in revenue, we saw a nice improvement in North American's gross profit in operating income.

 Revenue in South America increased $4 million, or 13%. The strong economy and end markets in Brazil remain strong, however year-over-year comparables are difficult as the markets were quite strong a year ago. Excluding the impact of the $1.8 million environmental reserve, our South American segment showed modest improvement in gross profit and operating income. While Europe is increasing its focus on commercial vehicle applications, it still remains heavily dependent on the luxury automotive market in Germany.

 Sales improved 10% from continued strong sales of automotive exports out of Germany, and there are a number of new program launches in Hungary and Austria. The gross profit in Europe was down slightly from prior year. This was driven by two primary factors. First, several plants in Europe are still operating well under normal capacity due to the current market environment. And second, the business is experiencing operating inefficiencies, as Tom mentioned, as it prepared for numerous launches in several new product lines, which is critical as we transition out of the automotive module business.

 Moving to Asia, we are pleased with the rapid rate of growth. The high growth rate is coming off a very low base, and is driven primarily by numerous program launches for the off-highway market. More importantly, gross profit has increased in line with our expectations as the volumes have risen, and Asia is rapidly approaching break-even. Our Commercial Products segment continues to perform at a very high level. Year-over-year comparables are difficult, as last year's third quarter was one of the highest quarters on record for this business unit. With gross margins greater than 30%, we are optimistic about this business.

 As Tom mentioned this group is introducing several new products this year. Outside of the operating challenges in Europe, we are pleased with the continuous improvement within the business segments. In total, Modine is benefiting from our market recoveries and the ability to leverage our new lower fixed-cost structure. Partially offsetting this was the rise in raw materials. All segments were partially impacted by rising copper, aluminum, and fuel prices. For many customers, we're able to pass through commodity price increases, but the lag impact can be three to six months.

 We are also beginning to place hedges in order to offset the risk with customers that have longer-term price contracts. I also want to point out that our gross margin percentage was partially impacted by the overall mix of our business. As you can see, due to the varying pace of recovery among our segments, there's a broad spectrum of gross margins, ranging from 8% to 30%. During the quarter, we saw more growth in our businesses with relatively low margins. We estimate this had an impact of approximately 1% on the gross margin during the quarter, yet we are pleased with the absolute level of earnings.

 Turning to slide 11, we have a few summary statistics on our balance sheet and cash flow. First, I want to say that we are maintaining tight control over the balance sheet and cash flow. During the quarter, our operations generated free cash flow of $11 million. This was driven by $14.4 million of operating cash flow and a relatively low level of capital spending, as well as the cash proceeds from the property sale in Germany. Year to date, we are about free cash flow-neutral. However, this includes a sizable increase in working capital to support our higher revenue. And built in there, is also a $13 million voluntary pension contribution.

 Compared to the prior quarter, our net debt position declined by $12.4 million, and our net-debt-to-capital ratio is very reasonable, at 25.2%. Going forward, I expect continued improvement in our operating cash flow. However, free cash flow in the fourth quarter may be temporarily impacted by higher capital spending as we approach year-end. Year to date, we've only spent about $31 million on capital, and expect to see a larger spend in the fourth quarter as compared to the first three quarters. As always, we remain focused on creating free cash flow to preserve our balance sheet and support our growth strategies.

 Now, turning to the full-year outlook on slide 12. Based on our current expectations for ongoing market recovery, we are slightly increasing our adjusted EBITDA guidance. We are also increasing our full-year sales growth expectation to 22% to 24%. We continue to see the full-year conversion will be between 20% and 25% at the gross margin level. It's anticipated that SG&A will increase by approximately $22 million and decline as a percentage of revenue. This is slightly higher than our previous guidance, as we continue to invest in engineering and development to support these higher revenue rates.

 Interest expense will be approximately $33 million, and as a reminder, $20 million of that related to our refinancing in the second quarter. We are narrowing our tax expense guidance slightly as we gain more visibility to our mix of earnings. And in summary, we anticipate our fourth quarter will contribute to a very strong fiscal 2011, with adjusted EBITDA at $115 million to $118 million range. This represents a 34% to 37% increase over the $86 million reported last year.

 With regards to the next fiscal year, Tom walked you through our calendar year market outlook. We are now in the middle of our annual planning process. And as customary, we will provide some guidance on our next fiscal year when we report our year-end results next quarter. So with that, Tom, I'll turn the call back to you.

Tom Burke: Thanks, Mick. In summary, on slide 14, we have made considerable progress in transforming our Company. We are emerging from the economic downtown even stronger, both competitively and financially. Our product pipeline is strong, as we are focused on supporting the technical needs of our customers to solve the challenges driven by the growing need for improved efficiency, reduced emissions, and other key factors. As a global leadership team, we are passionate about driving the core principles of the Modine Operating System, which are resulting in an accelerated improvement across our operations and administrative areas.

 These factors and more provide us full confidence in our ability to achieve our midterm commitment of 11% to 12% return on average capital employed by the end of our fiscal 2013, a commitment we established a year ago. As stated, this is our midterm objective. We will continue to be aggressive in our pursuit of improving our business for the long term. Our focus now is to build off this foundation and continue to drive our economic profit improvement through growth and effective capital utilization for the long-term benefit of our Company and our shareholders. Now, with that, Mick, Bob and I will be happy to take your questions. Thank you.

+++ q-and-a
Operator: (Operator Instructions) Your first question comes from the line of Greg Williams of JPMorgan. You may proceed.

Greg Williams: Good morning, guys. It's Greg sitting in for Ann Duignan at JPMorgan. How is it going?

Tom Burke: Hi, Greg. How are you?

Greg Williams: Just a couple quick questions. On your forecast for Class 8 North American builds, 230,000, I was hoping you could provide a quarterly progression of that outlook.

Tom Burke: We don't do that right now. Okay. Greg, as we're looking for the recovery, we match up, we give that forecast for the year. But we're not in a position to give a quarterly focus on that.

Greg Williams: Okay. And just the 230 builds, in light of the recent raising's of other people's forecast, like ACT is around 244. Do you have any comments on that? Are things looking a little conservative on your end? Or are you comfortable there?

Tom Burke: I'm sure glad that they're raising expectation, number one, right now. That was pretty recent, I think just in the last couple of weeks. Clearly, our connections with our OEM's and the customers' projections are keeping us focused on this 230 level. As we see that increase, we'll be out there giving advised guidance as soon as we feel comfortable doing that. But again, we see that as a positive signal from ACT that they're raising their expectation.

Greg Williams: Got it. And just switching gears to construction end markets, both North America and Europe, can you provide just a rough outlook, what you guys are seeing this year in construction? And the second part of that question is, did you see any acceleration in orders ahead of the emissions standards whether it be EPA, Tier 4, or BEU Stage 3B?

Tom Burke: Sure. First off, construction is a very broad description of that segment of the off-highway business that you kind of split that into heavy and light construction. Per, the heavy construction business, that being mining and that related, has been a very strong business for us. And it's globally been benefiting us. The lighter construction market has been slower with housing starts and the like, and mostly driven in North America. So, that growth has been less significant for us. Clearly, we'd like to see housing starts come back and see that market grow.

 So, that's really the focus on how that's played out for us. And we'll have that factored into our next fiscal year guidance. As far as EPA acceleration on the off-highway side, clearly, we're very focused on a Tier 4 interim and Tier 4 final, whether in Europe or North America. We don't really see a big pre-buy on that. It hasn't ben impacting us that much. It's in tiers, as far as horsepower or kilowatt level in Europe. And any impact has been kind of negligible on that side, seeing any pre-buy from that region as

Greg Williams: Okay. And can you talk about your input costs, you guys cautioned on, on the rising copper, aluminum, and steel. And Mick, I think you said many customers you have adjustments with. Is that a majority of customers? Can you help get a sense of how many customers you have, or your exposure to the rising input costs? Thanks.

Mick Lucareli: Greg, this is Mick. Yes, we have agreements with just about every customer at Modine for material pass-through. The real variance is the lag time. And so, the majority of them are based on quarterly pass through's. But we also have some larger customers that have longer terms, some are semi-annual and some are annual pass through agreements. So, it's really the lag that we need to manage.

 And I mentioned, typically we'll see that as a three to six month lag. And what we're doing for customers that are longer, because we obviously know the material usage, we know the customer, we're starting to overlay hedges in order to control that risk. So, it will be -- The quarter we're in, we still have a lag. We set prices for those quarterly customers on January 1. And the next price adjustment for most quarterly customers will be April 1. What we really need is a period for copper and aluminum to level off a little bit, and that allows us for our prices to catch up.

Greg Williams: Got it. Thanks, guys.

Operator: Your next question comes from the line of Walt Liptak of Barrington. You may proceed.

Walt Liptak: Hi, thanks guys. Good morning. I wanted to just clarify one thing. You left the impairment charges and the European operating inefficiencies in to get to the $0.12 number, right?

Tom Burke: Yes.

Walt Liptak: So I wonder if we could quantify a couple of those unique items. How much do you think the European operating inefficiencies cost during the quarter?

Mick Lucareli: Walt, that's difficult to try to estimate for you in the quarter. I think the best we can do is try to isolate the issue of metals and mix and we mention in our presentation that if you look year over year, we estimate that mix impacted us by about a percentage point. If you look at the rise in metals year over year, there's about another percentage point in metals. Then the rest of that was operating unit performance.

Walt Liptak: Okay.

Mick Lucareli: The other way you can look at it - the analyst can look at it, since we provide segment results, is excluding the metals, we would normally expect all of our segments to kind of convert at a 20%-type, plus conversion rate on the upside revenue.

Walt Liptak: That 1% that you're talking about, is gross margin level, right?

Mick Lucareli: Correct.

Tom Burke: I think, Walt, to get your head around this inefficiency thing, we've been preparing for this transition for some time now, right. This is a huge strategic change in our part to convert from a product market platform of automotive modules into a heavier focused platform for commercial truck and off-highway. So, if you look at the transition that's underway, we've had one plant closure, one new plant start-up and plant transfer. We've got an agreement with another plant on transferring responsibility of that plant.

 So, all of this, besides a tremendous amount of launching as you convert that, is something we've been preparing for. And I just came back, as I mentioned, from a deep review of that two weeks ago. We feel we have the right handle on it. But it's just something we're going to have to spend this next fiscal year spending a lot of time on overseeing this transition. Again, it's been planned for well ahead of time, and we're going to make sure it's all going in the right direction. But we will have some snags here and there.

Walt Liptak: Okay. So, the European operating inefficiencies, those over the next 12 months we should expect that, that's going to continue -- (multiple speakers).

Tom Burke: Yes, and we can update you quarterly on how we're performing. But I can tell you, from an oversight standpoint and what the European leadership team is doing, I'm comfortable. But this is something -- and North America has gone through the same transition here the last couple of years. This is the same type of thing as we convert our footprint, but with a lot more technology on top because of the new market we're entering.

Walt Liptak: Okay. If I can switch gears, and if you just talk about the European truck market and new the products that are rolling out. And give us an idea of about the sales contribution you're expecting from any programs that you're on, timing and profitability.

Tom Burke: Yes, we don't give any specifics on individual programs. I can kind of put a collective summary around this thing. We went after it with this Origami technology to bring a value offering to the medium- and heavy-truck producers of Europe to help them meet these emissions. I can tell you, we are very satisfied with what that's accomplished. The market has received this extremely well.

 The new business wins are at or above expectation, which is going to be a significant increase in market share, as I mentioned before. And we still have more room to do some things. So, from kind of a qualitative assessment right now that I can provide, is it's been extremely -- actually over-attaining our objectives as far as our performance, okay. As far as what it's doing in the marketplace.

Mick Lucareli: Walt, it's Mick. From my side, it's definitely -- we're talking about mixing up in this business as we move away from automotive modules, which we've been pretty vocal about, and everybody knows carry much lower margins. And moving to a component-based, heavy-duty applications. When those plants are running at a normal volume, there's always the ramp-up that Tom described. So, as those plants get to normal volume or fuller capacity, we definitely have a significant positive mixed impact in Europe.

Walt Liptak: All right. Thanks very much. That helps.

Operator: Your next question comes from the line of David Leiker of Robert W. Baird. You may proceed.

David Leiker: Good morning, everyone.

Mick Lucareli: Good morning, David.

David Leiker: On slide five, where you break out geographically and then by end markets, great presentation. I think it gives a good perspective on some of the moving pieces (recording skips here) automotive piece. Do you have any insights right now in terms of the timing on when that's going to start to roll off on you?

Mick Lucareli: David, between North America and Europe, the total amount of module business, automotive business, that we're moving away from it will be about $185 million to $200 million. That's over the next five years. The bulk of that will be much more heavily weighted, obviously, in Europe. And we're still in the middle of our sales planning process, but about 80% of that will be in the first three years.

David Leiker: And when does it start? Has that started already.

Mick Lucareli: It's just starting. We'll start to see the impact next year.

David Leiker: So, on next year fiscal year.

Mick Lucareli: Correct.

David Leiker: So, this summer of 2011, we'll see that, right?

Mick Lucareli: Beginning our next fiscal year.

David Leiker: Okay. So, two quarters from now, it will start. Is that right? And then as we look at the SG&A spend and we go back a couple of years, you guys did a great job of taking a chunk out of that SG&A number, and now that SG&A is coming back. What should we look for in terms of where that quarterly spending rate goes on a forward basis over the next couple of years?

Mick Lucareli: I think I'll let Tom jump in with me. But what we've been trying to target is the 11.5% of revenue. And we know, even after we made all the reductions, that as a percentage of revenue we were going to be running higher than that. So, we're still looking at trying to manage the Company as a percentage of revenue. Anecdotally from my side, I think Tom would say we've been at a pretty good run rate from a spending level.

 There's probably some increases we need to do in Asia to support that growth as that becomes a much bigger region. That's where some of the spending will come in. And also, we've been talking the last two quarters about we've put some additional SG&A in place to help drive the organic growth in our Commercial Products group.

Tom Burke: I think you said that well, Mick. We have a very good handle on SG&A costs. Every need is well defined, and we target that when that needs to be deployed. So, the focus is 11.5% of sales, but it remains the same. A consistent message we've been given. But that is something that we are carefully managing quarter by quarter to understand where we want to put that investment to get the return. And I think, clearly, Asia and Commercial Products group has been the focus thus far that we're going to concentrate on, continuing to get that growth that's there for us to attain.

David Leiker: And to get that 11.5% of sales, is there a timeframe or revenue level that you 'd get to, that you hit that metric?

Mick Lucareli: I think, David, we'll come back to that in the next quarter when we update our guidance. We'll be able to give you a more stronger visibility when we talk about next year.

David Leiker: Okay. And then in terms of the new programs -- now that you're in launch mode on a bunch of things, have those things started to hit the revenue line yet?

Tom Burke: It varies by region. So clearly, in Asia, they are. We've got the launching in China is extremely aggressive right now. India is coming online with a major launching on truck programs there. We're starting to see, actually, a lot of launch activity in North America. In Europe, we've got the Origami condenser launches that are right in the face now that we're expanding. And we'll be launching truck as we move on later into next fiscal year.

 So, we've got a high number of launches, I would put greater than 150 launches globally in the next fiscal year on our plate. Pretty much spread around, but with the most heavy focus in Asia, in Europe and, of course, in CPG, as I mentioned earlier.

Mick Lucareli: And part of the issue when we talked about Europe in the quarter was, year over year a lot of that growth, most of that growth was launch activity versus just more BMW sales. Which, clearly, we saw the revenue, but it's just in ramp-up mode over in Europe.

David Leiker: Okay. Great. Thank you.

Mick Lucareli: Thanks.

Operator: (Operator Instructions) Sir, you have no further questions at this time. I would now like to turn the call over to Mr. Bob Kampstra for closing remarks.

Bob Kampstra: I'd like to thank everyone for joining us today on the call. And with that, we'll conclude the call. Thank you.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a good day.